Annual Statement of Compliance
SACO I Trust 2006-4

VIA: EMAIL

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York10179
regabnotifications@bear.com

EMC Mortgage Corporation
909 Hidden Ridge Drive
Irving, Texas75038

Re:  The Pooling and Servicing agreement dated as of March 1, 2006 (the “Agreement”), among Structured Asset Mortgage Investments II Inc., as Depositor and Purchaser, EMC Mortgage Corporation, as Sponsor and Master Servicer, and LaSalle Bank National Association, as Trustee.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President